UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 5, 2012

Stanley Furniture Company, Inc.

(Exact name of registrant as specified in its charter)

Commission File No. 0-14938

Delaware	54-1272589
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4100 Mendenhall Oaks Parkway Suite 200 High Point, North Carolina	27265
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (276) 627-2010

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

As we have previously disclosed, we have received funds under the Continued Dumping and Subsidy Offset Act of 2000 (“CDSOA”) from the antidumping case involving wood bedroom furniture imported from China. The CDSOA provides for the distribution of antidumping duties collected by U.S. Customs and Border Protection (“Customs”) to eligible domestic producers that supported a successful antidumping petition (“Supporting Producers”). Certain manufacturers who did not support the antidumping petition (“Non-Supporting Producers”) filed actions in the United States Court of International Trade challenging the CDSOA’s “support requirement” and seeking to share in the distributions. As a result, Customs held back a portion of those distributions (the “Holdback”) pending resolution of the Non-Supporting Producers’ claims. The Court of International Trade dismissed all of the actions of the Non-Supporting Producers, who appealed to the United States Court of Appeals for the Federal Circuit. Customs advised that it expected to distribute the Holdback to the Supporting Producers after March 9, 2012. The Non-Supporting Producers sought injunctions first from the Court of International Trade and, when those efforts were unsuccessful, from the Federal Circuit directing Customs to retain the Holdback until the Non-Supporting Producers’ appeals were resolved.

On March 5, 2012, the Federal Circuit denied the motions for injunction, “without prejudicing the ultimate disposition of these cases.” As a result, we expect to receive a CDSOA distribution of approximately $40 million after March 9, 2012, based on our allocation of the CDSOA funds distributed in each of the past six years. We have been informed that Customs expects to make the distribution by mid-April 2012, but there is no legally binding deadline for Customs to do so by then or at all. Moreover, if the Federal Circuit were to reverse the decisions of the Court of International Trade and to determine that the Non-Supporting Producers are entitled to CDSOA distributions, it is possible that Customs may seek to have us return all or a portion of our company’s share of the Holdback.

As we have previously reported, according to Customs, as of October 1, 2011, approximately $9.1 million in duties had been secured by cash deposits and bonds on unliquidated entries of wooden bedroom furniture that are subject to the CDSOA, and this amount is potentially available for distribution under the CDSOA to eligible domestic manufacturers in connection with the case involving wooden bedroom furniture imported from China. The amount ultimately distributed will be impacted by appeals concerning the results of the annual administrative review process, which can retroactively increase or decrease the actual duties owed on entries secured by cash deposits and bonds, by collection efforts concerning duties that may be owed, and by any applicable legislation and Custom’s interpretation of that legislation. Assuming that such funds are distributed and that our percentage allocation in future years is the same as it was for the 2011 distribution (approximately 30% of the funds distributed) and the $9.1 million collected by the government as of October 1, 2011 does not change as a result of the annual administrative review process or otherwise, we could receive approximately $2.7 million in CDSOA funds in addition to any funds received from the Holdback discussed above.

Due to the uncertainty of the various legal and administrative processes, we cannot provide assurances as to the amount of additional CDSOA funds that ultimately will be received or when we may receive any additional CDSOA funds.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

STANLEY FURNITURE COMPANY, INC.

Date: March 7, 2012	By:	/s/ Micah S. Goldstein
Micah S. Goldstein
Chief Financial Officer